                                                                   EXHIBIT (c)

                            Paying Agent Agreement

September 27, 1995



LaSalle National Bank
135 South LaSalle Street
Suite 200
Chicago, IL 60603

Re: Merger of PXYZ Corporation with and into Pacific Telecom, Inc.

Ladies and Gentlemen:

      This letter sets forth our agreement relating to the services to be performed by you as Paying Agent in connection with the merger (the "Merger") of PXYZ Corporation, a Washington corporation ("Transitory Subsidiary"), with and into Pacific Telecom, Inc., a Washington corporation ("Pacific Telecom"), pursuant to an Agreement and Plan of Merger, dated as of March 9, 1995 (the "Merger Agreement"), by and among PacifiCorp Holdings, Inc., a Delaware corporation, ("Holdings"), Transitory Subsidiary and Pacific Telecom. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

      The Merger Agreement provides that each holder other than Holdings (each a "Minority Shareholder") of Pacific Telecom Common Stock ("PTI Common Stock") may surrender the certificate(s) theretofore representing such PTI Common Stock to you as Paying Agent and, in accordance with the Merger Agreement, shall, upon the proper surrender of such certificate(s), be entitled to receive an amount equal to $30.00 multiplied by the number of shares of PTI Common Stock theretofore represented by such certificate(s).

      As Paying Agent, you shall pay to the Minority Shareholders surrendering certificate(s) theretofore representing shares of PTI Common Stock the amount set forth above and, in connection therewith, the following procedures shall apply:

      1.    Notification of the Merger

      Pacific Telecom has delivered to you a list of the shareholders as of the date of such list, setting forth the number of shares held, the certified tax identification numbers, the certificate numbers of such shares, and the mailing address of each such shareholder (the "Shareholders List"). Prior to the Effective Time, Pacific Telecom shall deliver to you written notice of any changes to the Shareholders List as soon as Pacific Telecom becomes aware of such change.

      Upon notification by Holdings that the Effective Time has occurred, you shall send to each Minority Shareholder on the Shareholders List a copy of the Letter to Shareholders attached hereto as Exhibit A ("Letter to Shareholders"), the Letter of Transmittal attached hereto as Exhibit B ("Letter of Transmittal"), including Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number, and a return envelope. You shall furnish upon request of any Minority Shareholder additional copies of such materials.

      2.    Receipt of Letters of Transmittal, Affidavits and
            Related Items.

      From and after the Effective Time, as to which you will be advised, and until termination of your appointment as Paying Agent, you are hereby authorized and directed to examine each Letter of Transmittal and certificate representing shares of PTI Common Stock delivered or mailed to you to determine whether or not all requirements necessary to constitute a valid surrender, as set forth in the Letter of Transmittal and in the Merger Agreement, have been met. All certificates for shares of PTI Common Stock must be surrendered on the terms and conditions set forth in the Letter of Transmittal and in the Merger Agreement, unless waived by an authorized officer of Holdings. You shall be entitled to rely upon any notice, document, security or signature which you believe in good faith to be genuine and upon an opinion of counsel as to any matter of law. When there is a deficiency of any such item(s), you shall promptly inform the presenter(s) of such item(s) of the non-compliance. You shall inform Holdings and its counsel of any item(s) which, after two weeks of their receipt, continue to have a deficiency in their execution. You shall make such items available for the review of Holdings and its counsel and you shall follow the instructions of Holdings regarding the disposition of such item(s) and such determination shall be final and binding.

      3.    Deposit and Application of Funds.

      (a) Not later than 2:00 p.m. Central Daylight Time on the date that the Effective Time occurs, Holdings shall cause to be deposited with you as Paying Agent a corpus (the "Payment Funds") sufficient for you as Paying Agent to make full payment of the Merger Consideration to the Minority Shareholders (other than those holding Dissenting Shares).

      (b) The Payment Funds shall be invested pursuant to written instructions from Holdings in Permitted Investments (as defined in Section 3(d) below), and such funds shall be held by you from and after the Effective Time and until disbursed by you pursuant to and in accordance with the terms of this Agreement for the benefit of the holders of shares of Minority Stock. You shall at all time maintain records evidencing the segregated amounts invested and the proceeds of the investment of such funds. You shall not be liable for any losses with respect to investments made by you in accordance with this Section 3.

      Upon termination of this Paying Agency Agreement, you shall deliver to Holdings any remaining funds held by you as Paying Agent pursuant to the terms of Section 14 of this Agreement, and thereafter, unless as Paying Agent you have retained funds as provided below, any holder of certificates representing shares of PTI Common Stock shall look only to the Surviving Corporation for payment of any check drawn on the funds deposited with you and presented to you as Paying Agent; provided, however, that notwithstanding anything to the contrary contained in this Agreement, you may retain an amount equal to the aggregate amount payable in checks drawn on the funds deposited with you through such date which have not yet been presented for payment.

      (c) Any interest earned on the Payment Funds ("Interest") shall be distributed to the Surviving Corporation as directed by Holdings. The Surviving Corporation shall bear all federal, state and local income tax liability on the Interest earned on the Payment Funds.

      (d) For purposes of this Section 3, Permitted Investments means:

            (i) bills, notes and other direct obligations issued by the United States of America or by any agency thereof;

            (ii) repurchase agreements collateralized by bills, notes and other direct obligations issued by the United
      States of America or by any agency thereof;

            (iii) obligations issued by any state or political subdivision thereof, which are rated within the highest category by at least two nationally recognized statistical rating organizations;

            (iv) certificates of deposits, bankers acceptances and time deposits issued or supported by the credit of domestic or foreign banks with assets in excess of $1 billion;

            (v) commercial paper rated in the highest category by at least two nationally recognized statistical rating organizations.

            The term of any of the above investments shall not exceed sixty (60) days.

      4.    Payment.

      (a) At any time after the Effective Time, and upon receipt by you of certificates therefore representing shares of Minority Stock, together with a Letter of Transmittal, each properly completed and executed in accordance with Paragraph 2 hereunder, you are hereby directed to deliver a bank or certified check (or, if the amount exceeds $100,000, a wire transfer of immediately available funds) as instructed by such Minority Shareholder in the Letter of Transmittal in an amount equal to $30.00 multiplied by the number of shares of Minority Stock therefore represented by such certificate(s) less any required federal income tax withholding, such deliveries of bank or certified checks by you to be made by first-class mail, postage prepaid, and to be made by you as promptly as practicable as surrenders of stock certificates and Letters of Transmittal are received by you.

      (b) The Surviving Corporation shall be liable for all transfer documentary, sales, use, stamp, registration or other such taxes and fees. The Paying Agent shall prepare and deliver tax reports on IRS Form 1099B with respect to any payments to the Minority Shareholders pursuant to this Section 4.

      (c) If payment for any shares of PTI Common Stock is to be made in a name other than that of the registered holder of the shares of PTI Common Stock, you are hereby directed to determine that the following requirements are fulfilled:

            (i) surrendered certificates must be duly endorsed by he registered holder thereof in exactly the same way as the name appears on the face thereof without any change or alteration, or must be accompanied by proper stock powers so endorsed, except as provided in subparagraph (iii) hereof;

            (ii) the signature of the endorser must be guaranteed as specified in the Letter of Transmittal;

            (iii) when the endorsement is executed by an officer of a corporation, attorney, executor, administrator, trustee, guardian or other person acting in a fiduciary or representative capacity, the person signing the endorsement must give such person's full title in such capacity, and proper evidence of the appointment and authority of such person must be forwarded with the certificate(s) for the shares;

            (iv) in case of joint ownership, all joint owners must sign; and

            (v) no stock transfer taxes will arise by reason of the Merger or will be collectible by you; provided, however, that it will be a condition to the issuance of any check or wire transfer in any name other than the name in which the surrendered certificate for the shares is registered that the person requesting the issuance of such check or wire transfer either pay to you any transfer or other taxes required by reason of such issuance, or establish to your satisfaction that such tax has been paid or is not applicable or, if the foregoing conditions are waived by Holdings, you shall deduct the amount of such tax from the amount of any payment to be made hereunder and make payment of the net amount as set forth in the Letter of Transmittal.

      (d) The Paying Agent shall return to the surrendering holders, in accordance with the provisions of the Letter of Transmittal, any shares that were not properly surrendered as to which the irregularities or defects were not cured or waived.

      5.    Cancellation.

      Upon termination of this Agreement or as soon as practicable thereafter, you shall deliver to the Surviving Corporation for cancellation all certificates formerly representing PTI Common Stock tendered by Minority Shareholders and received by you.

      6.    Lost Certificates.

      In the case of persons or entities alleging theft, destruction or loss of certificate(s) representing shares of Minority Stock, you are authorized to require in your discretion provision of a bond representing the value of such shares and identifying Holdings and you as "obligees," along with an Affidavit of Loss and indemnity in the form attached hereto as Exhibit C. At any time after the Effective Time, and upon receipt by you of such bond and Affidavit of Loss and Indemnity, in either case together with a Letter of Transmittal, each duly completed and executed, you are hereby directed to pay such holder as provided in Section 4.

      7.    Requests for Information.

      You shall accept and comply with telephone, mail and in-person requests for information concerning the proper surrender of certificates formerly representing PTI Common Stock and the payment therefor.

      8.    Reports.

      You will furnish a weekly report concerning the number of certificates formerly representing PTI Common Stock and the total funds disbursed to Minority Shareholders by telecopy to:

                  Pacific Telecom, Inc.
                  Attn:  Brian M. Wirkkala
                  Telephone:  (360) 905-5800
                  Telecopy:  (360) 905-6974

with a copy to:

                  PacifiCorp Holdings, Inc.
                  Attention:  Bruce N. Williams
                  Telephone: (503) 731-2124
                  Telecopy: (503) 731-2092

      Each telecopied report shall cover all transactions through the immediately preceding business day.

      Upon termination of this Agreement and upon request prior to termination, you will furnish to the persons named above a report showing the disposition of the Payment Funds pursuant to this Agreement, together with the names and addresses of all persons on the Shareholders List who have not properly surrendered their certificates formerly representing Minority Stock or properly completed Affidavits of Loss and Indemnity.

      9.    Paying Agent Duties.

      The Paying Agent shall be obligated to perform only such duties as are expressly set forth in this Agreement. The Paying Agent shall have no liability for any investment losses resulting from investment of the Payment Funds in accordance with Section 3 hereof. The Paying Agent shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind (including, without limitation, any distribution hereunder) unless caused by its bad faith, gross negligence or willful misconduct. The Paying Agent may consult with counsel of its own choosing, and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such opinion.

      The Paying Agent may act in reliance upon any written notice, request, or other document specifically provided for in this Agreement which the Paying Agent in good faith believes to be genuine and to have been signed or presented by the proper party or parties whether or not that is in fact the case.

      The Paying Agent shall not be obligated to take any action hereunder that might in its reasonable judgment involve any expense or liability to it unless it has been furnished with reasonable indemnity.

      10.   Fees and Expenses.

      All fees and expenses (including fees and expenses of legal counsel) of the

Paying Agent shall be paid by the Surviving Corporation.  Paying
Agent's fees shall be as set forth on Exhibit "D", which may be amended from time to time, subject to approval by Holdings.

      11.   Right to Resign.

      The Paying Agent may resign and be discharged from its duties or obligations hereunder by giving 30 days prior written notice of such resignation to Holdings and the Surviving Corporation specifying a date when such resignation shall take effect; provided, however, that no such resignation shall be effective until a successor Paying Agent shall have been appointed and the Paying Agent shall have delivered the Payment Funds hereunder to such successor Paying Agent. In the event of the Paying Agent's resignation, Holdings shall promptly select a new Paying Agent.
If no successor Paying Agent shall have been appointed within 30 days of Paying Agent's notice of resignation, Paying Agent may petition any court of competent jurisdiction to appoint a successor.

      12.   Exculpation and Indemnification of Paying Agent.

      (a) The Paying Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. The Paying Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person's obligations under any such document. Except for amendments to this Agreement referred to below and except for instructions given to the Paying Agent by Holdings relating to the Payment Funds, the Paying Agent shall not be obligated to recognize any other agreement between any or all of the persons party hereto or referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

      (b) The Paying Agent shall have no duties or obligations other than those specifically set forth herein. The Paying Agent shall not be liable to the other parties hereto or to anyone else for any action taken or omitted by it or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own reasonable judgment. The Paying Agent may rely conclusively and shall be protected in acting upon any, statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Paying Agent to be genuine and to be signed or presented by the proper person or persons whether or not that is in fact the case. The Paying Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this agreement or any of the terms hereof, unless evidenced by a writing delivered to the Paying Agent signed by the proper party or parties and, if the duties or rights of the Paying Agent are affected, unless it shall deliver its prior written consent thereto.

      (c) Subject to the Paying Agent's obligations pursuant to Sections 2 and 4(c) of this Agreement, the Paying Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, accuracy, or genuineness of any document received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Paying Agent be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this Agreement. The Paying Agent shall have no responsibility with respect to the use or application of any funds or other property paid or delivered by the Paying Agent pursuant to the provisions hereof. The Paying Agent shall not be liable to the other parties hereto or to anyone else for any loss which may be incurred by reason of any investment of any monies which it holds hereunder, except for any loss arising out of the Paying Agent's gross negligence or willful misconduct.

      (d) The Paying Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Paying Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

      (e) The Paying Agent shall be indemnified and held harmless jointly and severally by the other parties hereto from and against any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Paying Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly arises out of or relates to this Agreement, the services of the Paying Agent hereunder, the monies or other property held by it hereunder or any income earned from investment of such monies; provided, however, that the Paying Agent shall not be entitled to indemnification hereunder for any loss, liability, cost or expense arising out of the Paying Agent's bad faith, gross negligence or willful misconduct. The Paying Agent shall have a lien for the amount of any such expense or loss on the monies and other property held by it hereunder and shall be entitled to reimburse itself from such monies or property for the amount of any such expense or loss. Promptly after the receipt by the Paying Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Paying Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify such other parties thereof in writing; but the failure by the Paying Agent to give such notice shall not relieve any party from any liability which such party may have to the Paying Agent hereunder. For the purposes hereof, the term "expense or loss" shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Paying Agent (which shall not be unreasonably withheld), and all costs and expenses, including, but not limited to, counsel fees and disbursements, reasonably paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

      13.   Supplemental Instructions.

      In the event that any circumstances arise which are not addressed in the foregoing sections, and in all instances mentioned herein requiring written authorization by Holdings, you shall consult with, shall be entitled to rely upon and shall act in accordance with written instructions or directions signed by with respect to any matter relating to your actions as Paying Agent specifically covered by this Agreement, or amending, supplementing or qualifying all such actions, which shall be approved, in writing by Bruce N. Williams. You shall be entitled to treat as genuine and as the document it purports to be, and shall be protected under Section 12 in acting upon, any letter, paper or other documents furnished to you by any person purporting to be an authorized representative of Holdings.

      14.   Termination.

      Your duties as Paying Agent shall terminate on March 31, 1996 unless otherwise extended by agreement of the parties, whereupon you shall deliver all funds remaining on deposit with you hereunder and all other items and materials accumulated by you in your capacity as Paying Agent, together with the final report referred to in Section 8 of this Agreement, to the Surviving Corporation or as you may be otherwise instructed by the person identified in Section 13 of this Agreement. In the event that any certificates theretofore representing PTI Common Stock, Letters of Transmittal or other documents are surrendered to you for payment after termination of this Agreement, you will promptly forward such documents to the Surviving Corporation or as Holdings may direct.

      15.   Notice.

      Any notice, request, instruction or other documents to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, by telecopy or by facsimile, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Paying Agent, to:

            LaSalle National Bank
            135 South LaSalle Street, Suite 200
            Chicago, IL 60603
            Telecopier:  (312) 904-2236
            Telephone:   (312) 904-2970
            Attention:   Erik R. Benson

If to Holdings, to:

            PacifiCorp Holdings, Inc.
            700 N.E. Multnomah, Suite 1600
            Portland, OR 97232
            Telecopier: (503) 731-2092
            Telephone:  (503) 731-2124
            Attention: Bruce N. Williams

with a copy to:

            Stoel Rives
            700 N.E. Multnomah, Suite 950
            Portland, OR 97232
            Telecopier:       (503) 230-1907
            Telephone:        (503) 872-4817
            Attention:        Eva M. Kripalani

If to the Surviving Corporation, to:

            Pacific Telecom, Inc.
            805 Broadway
            Vancouver, WA 98668-9901
            Telecopier: (360) - 905-6974
            Telephone: (360) - 905-5800
            Attention:  Brian M. Wirkkala

      16.   Miscellaneous.

      (a) Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed an original instrument, and all such counterparts shall together constitute the same agreement.

      (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Illinois.

      (c) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto, their respective successors, heirs, estate and assigns.

      (d) Captions. The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

      (e) Amendment: Waiver. Except as provided in Section 13, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of any amendment, by each of the parties hereto, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No waiver shall be effective without the Paying Agent receiving written notice thereof. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      (f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

      (g) Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder, shall be assigned or delegated by any party hereto except as expressly provided in this Agreement or with the prior written consent of the other parties.

                                    LaSalle National Bank

                                    By:______________________________

                                    Its:______________________________



                                    PacifiCorp Holdings, Inc.

                                    By:______________________________

                                    Its:______________________________



                                    Pacific Telecom, Inc.

                                    By:______________________________

                                    Its:______________________________